Exhibit 99.1

Antero Resources Announces Third Quarter 2025 Financial and Operating Results

Denver, Colorado, October 29, 2025—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its third quarter 2025 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Highlights:

•	Net production averaged 3.4 Bcfe/d
o	Natural gas production averaged 2.2 Bcf/d
o	Liquids production averaged 206 MBbl/d
•	Realized a pre-hedge natural gas equivalent price of $3.59 per Mcfe, which is a $0.52 per Mcfe premium to NYMEX
•	Realized a pre-hedge C3+ NGL price of $36.60 per barrel
•	Net income was $76 million and Adjusted Net Income was $48 million (Non-GAAP)
•	Adjusted EBITDAX was $318 million (Non-GAAP) and net cash provided by operating activities was $310 million, increases of 70% and 87% compared to the prior year period, respectively
•	Free Cash Flow was $91 million (Non-GAAP)
•	Drilled longest lateral in company history at more than 22,000 lateral feet
•	Averaged highest completion stages per day for a quarter at 14.5 completion stages per day
•	Established a company record for continuous pumping hours at 349 hours
•	Completed approximately $260 million of strategic acquisitions, all in Antero’s core Marcellus footprint
•	Added a spot rig on a dry gas pad to be completed in early 2026
•	Purchased 1.5 million shares for approximately $51 million during the third quarter

Michael Kennedy, CEO and President of Antero Resources commented, “Antero’s third quarter results yet again raised the bar for operational performance, as we set numerous drilling and completion records during the period. In addition, we completed several bolt-on acquisitions located in our core Marcellus acreage position in West Virginia. The transactions increase Antero’s production and inventory and enhance our ability to capitalize on the significant demand increases expected for natural gas. Further, these transactions were financed through 2025’s Free Cash Flow.”

Mr. Kennedy continued, “We are excited to return to our dry gas acreage, where we have not drilled in over a decade. We spud a pad during the fourth quarter of 2025, which highlights our ability to quickly increase dry gas production to supply power for datacenters, other power generation projects or to sell into the local market if local basis were to tighten meaningfully. As a reminder, we have approximately 1,000 gross dry gas locations over approximately 100,000 net acres that are held by production which could see accelerated activity under these scenarios.”

Brendan Krueger, CFO of Antero Resources said, “Our best-in-class low maintenance capital requirements has led to substantial Free Cash Flow in 2025. During the year, we used this Free Cash Flow to finance several bolt-on acquisitions, pay down $182 million of debt, and purchase $163 million of stock. These strategic transactions are immediately accretive on a per share basis across all key metrics including Free Cash Flow and Net Asset Value. Looking ahead, we will continue to focus on opportunistically adding to our position in the core of the West Virginia Marcellus, maintaining low absolute debt levels and repurchasing our stock.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Strategic Initiatives

Acquisitions - Antero completed three separate acquisitions, all in its West Virginia development footprint, for approximately $260 million. These transactions include 75-100 MMcfe/d of net production and 10 net undeveloped locations. The acquisitions were funded with a portion of 2025 Free Cash Flow and were acquired at attractive valuations of more than 20% on a 2026 expected Free Cash Flow Yield basis. The transactions closed at the end of the third quarter and had minimal impact on quarterly results.

Expanded Leasing Efforts - Antero is increasing its land capital budget by $50 million in order to expand its position in the Marcellus Fairway in West Virginia. The Company added 79 incremental drilling locations year-to-date through its organic leasing program at an average cost of approximately $900,000 per location. The accelerated acreage acquisitions reflect the ongoing strong well performance and the success of the development program, which has expanded the core Marcellus fairway.

Dry Gas Development - Antero added a spot rig to spud a dry gas pad in the fourth quarter of 2025, with no change to its 2025 budget. This pad is expected to turn in line during the first quarter of 2026 and to act as a proof of concept on Antero’s ability to quickly increase dry gas activity to supply power for datacenters, other power generation projects or to sell into the local market if local basis were to tighten meaningfully. Antero has approximately 1,000 gross dry gas locations and over 100,000 net acres entirely held-by-production, that could see accelerated activity under these scenarios.

Share Purchase Program - During the third quarter 2025, Antero purchased 1.5 million shares for an aggregate $51 million. Year-to-date, Antero has purchased approximately 4.7 million shares for an aggregate $163 million. Antero’s share purchases were at a 6% discount to the year-to-date volume weighted average price per share through September 30, 2025. Antero has approximately $915 million of capacity remaining on its previously approved share repurchase program.

Natural Gas Hedge Program - Antero added natural gas swaps for the fourth quarter of 2025, and full years 2026 and 2027 in order to support its acquisitions and its dry and lean gas development program. The Company increased its fourth quarter 2025 natural gas swaps by approximately 550 BBtu/d, bringing its total to 646 BBtu/d at $3.70/MMBtu. Antero also added 600 BBtu/d of natural gas swaps for 2026 at $3.82/MMBtu and 100 BBtu/d of natural gas swaps for 2027 at $3.93/MMBtu. In addition, Antero restructured its natural gas costless collars for 2026, raising the floor price from $3.14 per MMBtu to $3.22 per MMBtu with a ceiling price of $5.83 per MMBtu. For more details, please see the presentation titled “Hedges and Guidance Presentation” on Antero’s website. The hedges below are as of October 29, 2025.

Swaps	Natural Gas MMBtu/d	Weighted Average Index Price ($/MMBtu)	% of Estimated Natural Gas Production (1)
4Q 2025 NYMEX Henry Hub Swap	646,087	$3.70	26%

2026 NYMEX Henry Hub Swap	600,000	$3.82	24%
2027 NYMEX Henry Hub Swap	100,000	$3.93	4%

		Weighted Average Index
Collars	Natural Gas (MMBtu/d)	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	% of Estimated Natural Gas Production (1)
2026 NYMEX Henry Hub Costless Collars	500,000	$3.22	$5.83	20%

(1)	Based on the midpoint of Fourth Quarter 2025 production guidance (including BTU upgrade)

Fourth Quarter and Full Year 2025 Guidance Update

Antero expects fourth quarter 2025 production to increase to a range of 3.5 to 3.525 Bcfe/d, with the increase reflecting the acquisitions. Full year 2025 production is now expected to be at the high end of the 3.4 to 3.45 Bcfe/d range. The company is targeting this updated range as the new maintenance production level. Antero is increasing its full year 2025 land capital budget to $125 to $150 million to reflect expanded leasing in its core liquids rich Marcellus Fairway, with the fourth quarter 2025 expected to be in the range of $25 to $50 million. Antero is also revising its full year 2025 C3+ NGL realized price premium to Mont Belvieu to $0.75 to $1.00 per barrel. This premium during the fourth quarter of 2025 is expected at a range of $1.25 to $1.75 per barrel.

	4Q25
Fourth Quarter 2025 Guidance	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	3.5	3.525
C3+ NGL Realized Price Premium vs. Mont Belvieu ($/Bbl)	$1.25	$1.75
Land Capital Expenditures ($MM)	$25	$50

	Full Year 2025
	Revised
Full Year 2025 Guidance Updates	Low	High
Land Capital Budget ($MM)	$125	$150
C3+ NGL Realized Price Premium vs. Mont Belvieu ($/Bbl)	$0.75	$1.00

Note: Any 2025 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the third quarter of 2025, Free Cash Flow was $91 million.

	Three Months Ended September 30,
	2024	2025
Net cash provided by operating activities	$166,177	310,090
Less: Capital expenditures	(173,630)	(202,659)
Less: Distributions to non-controlling interests in Martica	(15,736)	(16,525)
Free Cash Flow	$(23,189)	90,906
Changes in Working Capital (1)	12,222	(21,311)
Free Cash Flow before Changes in Working Capital	$(10,967)	69,595

(1)	Working capital adjustments in the third quarter of 2024 includes $11 million in net decreases in current assets and liabilities and $1 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the third quarter of 2025 includes $9 million in net increases in current assets and liabilities and $12 million in net increases in accounts payable and accrued liabilities for additions to property and equipment.

Third Quarter 2025 Financial Results

Net daily natural gas equivalent production in the third quarter averaged 3.4 Bcfe/d, including 206 MBbl/d of liquids. Antero’s average realized natural gas price before hedges was $3.12 per Mcf, a $0.05 per Mcf premium to the benchmark index price. Antero’s average realized C3+ NGL price before hedges was $36.60 per barrel, representing an $0.84 per barrel premium to the benchmark index price.

The following table details average net production and average realized prices for the three months ended September 30, 2025:

	Three Months Ended September 30, 2025
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,195	6,728	114,076	84,870	3,429

	Three Months Ended September 30, 2025
	Natural Gas	Oil	C3+ NGLs	Ethane	Combined Natural Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$3.12	50.65	36.60	11.05	3.59
Index price (1)	$3.07	64.93	35.76	9.72	3.07
Premium / (Discount) to Index price	$0.05	(14.28)	0.84	1.33	0.52

Settled commodity derivatives	$—	—	—	—	—
Average realized prices after settled derivatives	$3.12	50.65	36.60	11.05	3.59
Premium / (Discount) to Index price	$0.05	(14.28)	0.84	1.33	0.52

(1)	Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, for more information on these index and average realized prices.

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes was $2.44 per Mcfe in the third quarter, as compared to $2.42 per Mcfe during the third quarter of 2024. Net marketing expense was $0.05 per Mcfe during the third quarter of 2025, flat from the third quarter of 2024.

Third Quarter 2025 Operating Results

Antero placed 16 Marcellus wells to sales during the third quarter with an average lateral length of 16,130 feet. Eleven of these wells have been on line for approximately 60 days with an average rate per well of 30 MMcfe/d, including 1,720 Bbl/d of liquids per well assuming 25% ethane recovery. In addition, Antero set a number of company drilling and completion records, including:

•	Drilled longest lateral in company history at more than 22,000 lateral feet
•	Averaged highest completion stages per day for a quarter at 14.5 completion stages per day
•	Established a company record for continuous pumping hours at 349 hours

Third Quarter 2025 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended September 30, 2025 were $172 million. In addition to capital invested in drilling and completion activities, the Company invested $42 million in land during the third quarter. Through this investment, Antero added approximately 7,000 net acres, representing 32 incremental drilling locations, doubling the 16 wells brought on line during the third quarter at an average cost of approximately $1.0 million per location. In addition to the incremental locations, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations. Year to date, Antero’s organic leasing program has added 79 incremental drilling locations at an average cost of $900,000 per location.

Conference Call

A conference call is scheduled on Thursday, October 30, 2025 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, November 6, 2025 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750397. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, November 6, 2025 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2024	2025
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(35,347)	76,179
Net income and comprehensive income attributable to noncontrolling interests	10,157	9,431
Unrealized commodity derivative gains	(14,100)	(40,812)
Amortization of deferred revenue, VPP	(6,812)	(6,368)
Loss (gain) on sale of assets	(1,297)	171
Impairment of property and equipment	13,455	12,228
Equity-based compensation	16,065	15,501
Loss on early extinguishment of debt	528	—
Equity in earnings of unconsolidated affiliate	(25,634)	(29,055)
Contract termination, loss contingency and settlements	(1,517)	12,571
Tax effect of reconciling items (1)	4,199	7,813
	(40,303)	57,659
Martica adjustments (2)	(11,467)	(9,431)
Adjusted Net Income (Loss)	$(51,770)	48,228

Diluted Weighted Average Common Shares Outstanding (3)	311,025	311,034

(1)	Deferred taxes were approximately 22% for 2024 and 2025.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above
(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended September 30, 2024 were 5.2 million. Anti-dilutive weighted average shares outstanding for the three months ended September 30, 2025 were approximately zero.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2024	2025
Credit Facility	$393,200	348,200
8.375% senior notes due 2026	96,870	—
7.625% senior notes due 2029	407,115	365,353
5.375% senior notes due 2030	600,000	600,000
Unamortized debt issuance costs	(7,955)	(6,333)
Total long-term debt	$1,489,230	1,307,220
Less: Cash and cash equivalents	—	—
Net Debt	$1,489,230	1,307,220

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures, which includes additions to unproved properties, drilling and completion costs and additions to other property and equipment, less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended September 30, 2024 and 2025 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended September 30,
	2024	2025
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(35,347)	76,179
Net income and comprehensive income attributable to noncontrolling interests	10,157	9,431
Unrealized commodity derivative gains	(14,100)	(40,812)
Amortization of deferred revenue, VPP	(6,812)	(6,368)
Loss (gain) on sale of assets	(1,297)	171
Interest expense, net	28,278	18,232
Loss on early extinguishment of debt	528	—
Income tax expense (benefit)	(2,954)	43,330
Depletion, depreciation, amortization and accretion	190,264	189,724
Impairment of property and equipment	13,455	12,228
Exploration expense	671	844
Equity-based compensation expense	16,065	15,501
Equity in earnings of unconsolidated affiliate	(25,634)	(29,055)
Dividends from unconsolidated affiliate	31,314	31,313
Contract termination, loss contingency, transaction expense and other	(1,511)	12,885
	203,077	333,603
Martica related adjustments (1)	(16,177)	(15,363)
Adjusted EBITDAX	$186,900	318,240

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$186,900	318,240
Martica related adjustments (1)	16,177	15,363
Interest expense, net	(28,278)	(18,232)
Amortization of debt issuance costs and other	572	90
Exploration expense	(671)	(844)
Changes in current assets and liabilities	(10,615)	8,978
Contract termination, loss contingency, transaction expense and other	3,648	(13,457)
Other items	(1,556)	(48)
Net cash provided by operating activities	$166,177	310,090

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
September 30, 2025
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$590,384
Net income and comprehensive income attributable to noncontrolling interests	40,078
Unrealized commodity derivative gains	(19,799)
Amortization of deferred revenue, VPP	(25,708)
Loss on sale of assets	2,131
Interest expense, net	88,615
Loss on early extinguishment of debt	3,628
Income tax expense	41,750
Depletion, depreciation, amortization, and accretion	760,445
Impairment of property and equipment	52,618
Exploration	2,862
Equity-based compensation expense	63,670
Equity in earnings of unconsolidated affiliate	(112,204)
Dividends from unconsolidated affiliate	125,255
Contract termination, loss contingency, transaction expense and other	28,379
1,642,104
Martica related adjustments (1)	(63,036)
Adjusted EBITDAX	$1,579,068

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended September 30,
	2024	2025
Drilling and completion costs (cash basis)	$147,075	166,968
Change in accrued capital costs	893	4,792
Adjusted drilling and completion costs (accrual basis)	$147,968	171,760

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

This release includes "forward-looking statements." Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” “goal,” “target,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our financial strategy, future operating results, financial position, estimated revenues and losses, projected costs, estimated realized natural gas, NGL and oil prices, prospects, plans and objectives of management, return of capital program, expected results, impacts of geopolitical, including the conflicts in Ukraine and in the Middle East, and world health events, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, expected drilling and development plans, projected well costs and cost savings initiatives, operations of Antero Midstream, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, the impact of recently enacted legislation, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incidental to our business, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, changes in emission calculation methods, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical, including the conflicts in Ukraine and the Middle East, and world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading " Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2024	2025
Assets
Current assets:
Accounts receivable	$34,413	37,148
Accrued revenue	453,613	356,875
Derivative instruments	1,050	17,423
Prepaid expenses	12,423	9,347
Other current assets	6,047	7,001
Total current assets	507,546	427,794
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	879,483	883,387
Proved properties	14,395,680	14,892,584
Gathering systems and facilities	5,802	5,802
Other property and equipment	105,871	111,811
	15,386,836	15,893,584
Less accumulated depletion, depreciation and amortization	(5,699,286)	(5,979,676)
Property and equipment, net	9,687,550	9,913,908
Operating leases right-of-use assets	2,549,398	2,266,976
Derivative instruments	1,296	638
Investment in unconsolidated affiliate	231,048	256,496
Other assets	33,212	46,245
Total assets	$13,010,050	12,912,057
Liabilities and Equity
Current liabilities:
Accounts payable	$62,213	61,087
Accounts payable, related parties	111,066	104,448
Accrued liabilities	402,591	305,000
Revenue distributions payable	315,932	361,255
Derivative instruments	31,792	—
Short-term lease liabilities	493,894	509,402
Deferred revenue, VPP	25,264	23,946
Other current liabilities	3,175	20,902
Total current liabilities	1,445,927	1,386,040
Long-term liabilities:
Long-term debt	1,489,230	1,307,220
Deferred income tax liability, net	693,341	839,097
Derivative instruments	17,233	24,820
Long-term lease liabilities	2,050,337	1,753,627
Deferred revenue, VPP	35,448	17,870
Other liabilities	62,001	65,776
Total liabilities	5,793,517	5,394,450
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 311,165 and 308,385 shares issued and outstanding as of December 31, 2024 and September 30, 2025, respectively	3,111	3,083
Additional paid-in capital	5,909,373	5,854,090
Retained earnings	1,109,166	1,488,643
Total stockholders' equity	7,021,650	7,345,816
Noncontrolling interests	194,883	171,791
Total equity	7,216,533	7,517,607
Total liabilities and equity	$13,010,050	12,912,057

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2024	2025
Revenue and other:
Natural gas sales	$425,802	630,887
Natural gas liquids sales	504,200	470,392
Oil sales	52,724	31,351
Commodity derivative fair value gains	18,368	39,243
Marketing	47,160	34,902
Amortization of deferred revenue, VPP	6,812	6,368
Other revenue and income	854	851
Total revenue	1,055,920	1,213,994
Operating expenses:
Lease operating	29,597	32,415
Gathering, compression, processing and transportation	685,183	711,003
Production and ad valorem taxes	47,423	28,884
Marketing	62,144	51,068
Exploration	671	844
General and administrative (including equity-based compensation expense of $16,065 and $15,501 in 2024 and 2025, respectively)	54,627	56,944
Depletion, depreciation and amortization	189,266	188,778
Impairment of property and equipment	13,455	12,228
Accretion of asset retirement obligations	998	946
Contract termination, loss contingency and settlements	(1,517)	12,571
Loss (gain) on sale of assets	(1,297)	171
Other operating expense	342	25
Total operating expenses	1,080,892	1,095,877
Operating income (loss)	(24,972)	118,117
Other income (expense):
Interest expense, net	(28,278)	(18,232)
Equity in earnings of unconsolidated affiliate	25,634	29,055
Loss on early extinguishment of debt	(528)	—
Total other income (expense)	(3,172)	10,823
Income (loss) before income taxes	(28,144)	128,940
Income tax benefit (expense)	2,954	(43,330)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(25,190)	85,610
Less: net income and comprehensive income attributable to noncontrolling interests	10,157	9,431
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(35,347)	76,179

Net income (loss) per common share—basic	$(0.11)	0.25
Net income (loss) per common share—diluted	$(0.11)	0.24

Weighted average number of common shares outstanding:
Basic	311,025	308,763
Diluted	311,025	311,034

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(65,116)	471,649
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	570,928	565,546
Impairment of property and equipment	18,958	24,143
Commodity derivative fair value gains	(22,229)	(20,981)
Gains (losses) on settled commodity derivatives	11,530	(18,940)
Deferred income tax expense (benefit)	(14,221)	145,757
Equity-based compensation expense	49,293	46,501
Equity in earnings of unconsolidated affiliate	(69,862)	(88,279)
Dividends of earnings from unconsolidated affiliate	93,883	93,941
Amortization of deferred revenue	(20,289)	(18,896)
Amortization of debt issuance costs and other	1,900	913
Settlement of asset retirement obligations	(3,171)	(71)
Contract termination, loss contingency and settlements	5,143	11,429
Loss (gain) on sale of assets	(1,127)	142
Loss on early extinguishment of debt	528	3,628
Changes in current assets and liabilities:
Accounts receivable	16,463	(2,735)
Accrued revenue	81,628	96,738
Prepaid expenses and other current assets	8,486	2,122
Accounts payable including related parties	4,277	(2,679)
Accrued liabilities	(63,395)	(94,535)
Revenue distributions payable	(33,429)	45,323
Other current liabilities	1,108	(529)
Net cash provided by operating activities	571,286	1,260,187
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(69,033)	(89,954)
Drilling and completion costs	(509,303)	(523,302)
Additions to other property and equipment	(10,128)	(3,957)
Acquisitions of oil and gas properties	—	(241,162)
Proceeds from asset sales	7,484	15,956
Change in other assets	(7,271)	(11,770)
Net cash used in investing activities	(588,251)	(854,189)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(136,321)
Repayment of senior notes	—	(141,733)
Borrowings on Credit Facility	3,331,800	3,641,800
Repayments on Credit Facility	(3,222,300)	(3,686,800)
Payment of debt issuance costs	(6,064)	(1,078)
Distributions to noncontrolling interests in Martica Holdings LLC	(58,635)	(54,006)
Employee tax withholding for settlement of equity-based compensation awards	(27,024)	(26,749)
Other	(812)	(1,111)
Net cash provided by (used in) financing activities	16,965	(405,998)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$109,444	80,909
Decrease in accounts payable, accrued liabilities and other current liabilities for additions to property and equipment	$(4,574)	(17,248)
Increase in other current liabilities for acquisitions of oil and gas properties	$—	15,951

The following table sets forth selected financial data for the three months ended September 30, 2024 and 2025 (in thousands):

	(Unaudited)
	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2024	2025	(Decrease)	Change
Revenue:
Natural gas sales	$425,802	630,887	205,085	48%
Natural gas liquids sales	504,200	470,392	(33,808)	(7)%
Oil sales	52,724	31,351	(21,373)	(41)%
Commodity derivative fair value gains	18,368	39,243	20,875	114%
Marketing	47,160	34,902	(12,258)	(26)%
Amortization of deferred revenue, VPP	6,812	6,368	(444)	(7)%
Other revenue and income	854	851	(3)	*
Total revenue	1,055,920	1,213,994	158,074	15%
Operating expenses:
Lease operating	29,597	32,415	2,818	10%
Gathering and compression	226,224	231,413	5,189	2%
Processing	276,569	289,035	12,466	5%
Transportation	182,390	190,555	8,165	4%
Production and ad valorem taxes	47,423	28,884	(18,539)	(39)%
Marketing	62,144	51,068	(11,076)	(18)%
Exploration	671	844	173	26%
General and administrative (excluding equity-based compensation)	38,562	41,443	2,881	7%
Equity-based compensation	16,065	15,501	(564)	(4)%
Depletion, depreciation and amortization	189,266	188,778	(488)	*
Impairment of property and equipment	13,455	12,228	(1,227)	(9)%
Accretion of asset retirement obligations	998	946	(52)	(5)%
Contract termination and loss contingency	(1,517)	12,571	14,088	*
Loss (gain) on sale of assets	(1,297)	171	1,468	*
Other operating expense	342	25	(317)	(93)%
Total operating expenses	1,080,892	1,095,877	14,985	1%
Operating income (loss)	(24,972)	118,117	143,089	*
Other earnings (expenses):
Interest expense, net	(28,278)	(18,232)	10,046	(36)%
Equity in earnings of unconsolidated affiliate	25,634	29,055	3,421	13%
Loss on early extinguishment of debt	(528)	—	528	*
Total other income (expense)	(3,172)	10,823	13,995	*
Income (loss) before income taxes	(28,144)	128,940	157,084	*
Income tax (expense) benefit	2,954	(43,330)	(46,284)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(25,190)	85,610	110,800	*
Less: net income and comprehensive income attributable to noncontrolling interests	10,157	9,431	(726)	(7)%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(35,347)	76,179	111,526	*

Adjusted EBITDAX	$186,900	318,240	131,340	70%

* Not meaningful

The following table sets forth selected financial data for the three months ended September 30, 2024 and 2025:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2024	2025	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	200	202	2	1%
C2 Ethane (MBbl)	7,302	7,808	506	7%
C3+ NGLs (MBbl)	10,793	10,495	(298)	(3)%
Oil (MBbl)	856	619	(237)	(28)%
Combined (Bcfe)	313	315	2	1%
Daily combined production (MMcfe/d)	3,406	3,429	23	1%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$2.13	3.12	0.99	46%
C2 Ethane (per Bbl) (4)	$8.01	11.05	3.04	38%
C3+ NGLs (per Bbl)	$41.30	36.60	(4.70)	(11)%
Oil (per Bbl)	$61.59	50.65	(10.94)	(18)%
Weighted Average Combined (per Mcfe)	$3.14	3.59	0.45	14%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$2.14	3.12	0.98	46%
C2 Ethane (per Bbl) (4)	$8.01	11.05	3.04	38%
C3+ NGLs (per Bbl)	$41.56	36.60	(4.96)	(12)%
Oil (per Bbl)	$61.46	50.65	(10.81)	(18)%
Weighted Average Combined (per Mcfe)	$3.15	3.59	0.44	14%
Average costs (per Mcfe):
Lease operating	$0.09	0.10	0.01	11%
Gathering and compression	$0.72	0.73	0.01	1%
Processing	$0.88	0.92	0.04	5%
Transportation	$0.58	0.60	0.02	3%
Production and ad valorem taxes	$0.15	0.09	(0.06)	(40)%
Marketing expense, net	$0.05	0.05	—	*
General and administrative (excluding equity-based compensation)	$0.12	0.13	0.01	8%
Depletion, depreciation, amortization and accretion	$0.61	0.60	(0.01)	(2)%

* Not meaningful

(1)	Production data excludes volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains (losses) on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.
(4)	The average realized price for the three months ended September 30, 2025 includes less than $1 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended September 30, 2025 would have been $11.02 per Bbl.